Exhibit 99.1

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Delta variant: ‘A perfect storm is brewing’ in certain parts America, health official explains Dr. Vin Gupta encourages J&J vaccine recipients to get a Pfizer or Moderna booster Delta variant now makes up 83% of cases, CDC director says, pressed on booster shots 5

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Œ RBD lgG Predicate (PCR) Mean + 3 SD NEW (MULTIPLE X ) A (TP) B (FP) C (FN) D (TN) 70 2 1 77 RBD lgM Predicate (PCR) Mean + 3 SD NEW (MULTIPLE X ) A (TP) B (FP) C (FN) D (TN) 62 3 9 76 RBD lgA Predicate (PCR) Mean + 3 SD NEW (MULTIPLE X ) A (TP) B (FP) C (FN) D (TN) 65 2 6 77 Overall Predicate (PCR) Mean + 3 SD NEW (MULTIPLE X ) A (TP) B (FP) C (FN) D (TN) 70 0 1 79 n : 150 n : 150 n : 150 n : 150 Concordant Result : 147 Concordant Result : 138 Concordant Result : 142 Concordant Result : 149 Discordant Result : 3 Discordant Result : 12 Discordant Result : 8 Discordant Result : 1 Relative Sensitivity: 98.6% Relative Sensitivity: 87.3% Relative Sensitivity: 91.5% Relative Sensitivity: 98.6% Relative Specificity: 97.5% Relative Specificity: 96.2% Relative Specificity: 97.5% Relative Specificity: 100.0% Concordance (Correlation) 0.980 Concordance (Correlation) 0.920 Concordance (Correlation) 0.947 Concordance (Correlation) 0.993 Positive Predictive Value: 97.2% Positive Predictive Value: 95.4% Positive Predictive Value: 97.0% Positive Predictive Value: 100.0% Negative Predictive Value: 98.7% Negative Predictive Value: 89.4% Negative Predictive Value: 92.8% Negative Predictive Value: 98.8% False Positive Rate: 2.8% False Positive Rate: 4.6% False Positive Rate: 3.0% False Positive Rate: 0.0% False Negative Rate: 1.3% False Negative Rate: 10.6% False Negative Rate: 7.2% False Negative Rate: 1.3% 10

AditxtScore Œ Cellular Immunity Assessment • • • Chen G, Liu H, Tyan D. FlowSpot: Real time prediction and monitoring of cellular immune profiles for responses to pathogens, vaccines, therapeutics, and transplantation. Manuscript submitted for publication. 11

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Œ NO EXPOSURE NATURAL EXPOSURE VACCINE - INDUCED 13

AditxtScore’s Leadership Team Œ Œ 14

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Operat i on Rei m bursement C o mmercial Regulation Channel P a rtners 16

• • • CLIA - certified AditxtScore Ρ operation 17

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FUTURE APPLICATIONS B R A IN THYROID CARDIO - MET A BOLIC GUT HEALTH DI A BETES BONES AND JOINTS HORMONE IMB A L A N C ES 19

AditxtScore Œ for Type - 1 Diabetes: Early Detection of Auto - antibodies • • • 20

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Œ ENCODES TARGET PRO T EIN ENCODES PRO - APOP T OTIC PROTEIN Plasmid DNA inducing tolerance - inducing target protein Plasmid DNA inducing natural ‘programmed’ cell death 24

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AditxtReprogramming’s Leadership Team 26

Lungs 3 - year survival rate of 68% Liver 70% Last 5 years or more Tissues 1 in 20 Americans will benefit from tissue transplants Pancreas Improve lives for an average of 10+ Years Corneas Can help improve sight for 20 Years Intestines N E A R LY 3000 LIVES Improved in the US to date Kidneys Improve lives for an average 12 - 15 Years Heart 5 - year survival rate of 70% or more 27

Œ 21 Days 58 Days Œ 1 0 1 5 2 0 2 5 3 0 3 5 4 0 0 1 0 0 2 0 0 3 0 0 4 0 0 5 0 0 6 0 0 ADi Tx of NOD mice at >200 mg/dL Age (weeks) Fasting Blood Glucose (mg/dL) 1 2 3 4 5 6 7 8 9 10 11 12 Psoriasis Induced - Untreated Psoriasis Induced - ADi Treated Increase in Skin Thickness 0 0,1 0,2 0,3 Change in thickness (mm) Psoriasis Induced - Untreated Psoriasis Induced - ADi Treated Increase in Scaling 0 0,5 1 1,5 Scaling Score (range = 0 - 4) 28

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Hub of discovery and product development CLIA - certified AditxtScore Ρ operation 32 Hub of capital markets, investor and media relations, and business development

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